                                                                                                                        FORM 5
|_|        Check this box if no longer
           subject to Section 16.
           Form 4 or Form 5
           obligations may continue.
           See Instruction 1(b).

                                         U.S. SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
                                                      Washington, D.C.  20549                           OMB Number  3525-0287
                                                                                                        Expires: September 30, 1998
                                ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     Estimate average burden
                                                                                                        hours per response:    ...5

                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public
                       Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940






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1. Name and Address of Reporting Person*  2.Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person to Issuer
                                                                                                 (Check all applicable)

  Rodriguez     Richard                  Warrantech Corp. - WTEC                        _____Director           _____10% Owner

 (Last)        (First)     (Middle)      3.IRS or Social Security   4.Statement for     __X__Officer            _____ Other
                                            Number of Reporting        Month/Year         (give title below)       (specify below)
        1012 Clearlake Road                 Person (Voluntary)                          COO of Subsidiary
                                                                      3/31/99

               (Street)                                           5.If Amendment,      7.  Individual or Joint/Group Filing
                                                                    Date of Original          (check applicable line)
                                                                    (Month/Year)
   Colleyville     TX          76034
                                                                                       __X__  Form filed by One Reporting Person
  (City)        (State)     (Zip)
                                                                                       Form filed by More than One Reporting Person

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                                           Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.  Title of Security     2.  Trans-   3.  Trans-      4.  Securities Acquired (A)  5.  Amount of       6.  Owner-    7.  Nature of
    (Instr. 3)                action       action          or Disposed of (D)           Securities          ship          Indirect
                              Date         Code            (Instr. 3, 4 and 5)          Beneficially        Form:         Beneficial
                             (Month/      (Instr. 8)                                    Owned at End        Direct        Ownership
                              Day/                                                      of Month            (D) or        (Instr. 4)
                              Year)                                                     (Instr. 3 and 4)    Indirect
                                                                                                            (I)
                                                                                                            (Instr. 4)
                                                                            --------------------------------------------------------
                                           Code  V         Amount     (A) or  Price
                                                                      (D)

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Common Stock                                                                             1,000               D
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===================================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)     FORM 5 (continued) Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                            (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of  2.Conver 3.Transac-  4.Transac-  5.Number of  6.Date Exer- 7.Title   8.Price of  9.Number of 10.Owner-    11. Nature of
 Derivative  sion or   tion Date   tion Code   Derivative   cisable and  & Amount  Derivative  Deriva-      ship form     Indirect
 Security    Exercise  (Month/     (Instr. 8)  Securities   Expiration   of Under  Security    tive         of Deriva     Beneficial
 (Instr.3)   Price of   Day/Year)              Acquired (A) Date (Month  lying Sec (Instr.5)   Securities   tive Sec      Ownership
             Deriv-                            or Disposal  /Day/Year)   urities               Beneficially urity;        (Instr.4)
             ative                             (D)(Instr. 3,             (Instr.3              Owned at End Direct(D)
             Security                           4, and 5)                 and 4)               of Month     or In-
                                                                                               (Instr.4)    direct(I)
                                                                                                            (Instr.4)

                                                            Date    Expira-      Amount or
                                   Code   V   (A)    (D)    Exer-   tion   Title Number of
                                                            cisable Date          Shares
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Option to      6.125     4/27/98     A       36,735          (4)     (2)   Common   36,735                     D
Purchase                                                                   Stock
Common Stock
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Option to      11.625    5/20/98     D(1)           7,742  2/2/98-   (2)   Common   7,742                      D
Purchase                                                   12/2/02         Stock
Common Stock
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Option to       6.5      5/20/98     A        7,742          (3)     (2)   Common   7,742        44,477        D
Purchase                                                                   Stock
Common Stock
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Explanation of Responses:

(1)     Cancellation of option in connection with grant of replacement option.

(2)     The option expires on the fifth-year anniversary of the vesting date.

(3)     The option becomes exercisable in the amounts of 2,580; 2,580 and 2,582 on each May 19, 1999, 2000 and 2001.

(4)     The option becomes exercisable in the amount of 12,245 on each April 26, 1999, 2000 and 2001.





                                                             /s/
                                                            ** Signature of Reporting Person        Date




**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.